Exhibit 99.1

AITX Inks Bank MSA & Receives a 6 Unit ROSA Expansion Order Through its Subsidiary Robotic Assistance Devices

Detroit, Michigan, January 9, 2024 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has completed a Master Services Agreement (“MSA”) from a large regional bank and received an expansion order of 6 ROSA™ security robots. The banking group has more than 800 branches with over $100 billion in assets.

A pilot program began during the summer of 2023 with 1 ROSA unit positioned to protect one of the client’s office’s parking lots, while a second ROSA secured an ATM vestibule at a selected bank branch. The deployments were in different states to help demonstrate RAD’s capability for multi-state roll-out and support. This expansion order follows the successful pilot-to-full deployment trajectory, reflecting the security services industry’s growing confidence in RAD’s technology. Additional details regarding the pilot program can be found in a press release dated May 8, 2023: AITX’s Subsidiary, Robotic Assistance Devices, Receives ROSA Order from Regional Bank Group.

“This client expansion represents a significant achievement for RAD,” commented Steve Reinharz, who serves as both the CEO of AITX and RAD. “It is gratifying to see a prominent banking group recognize the outstanding performance, security, and cost-saving advantages that ROSA offers after the extensive testing they completed. We look forward to successful phase 1 roll out and further potential expansion throughout regional and national banks. The potential opportunity is incredibly exciting.”

Furthermore, the Company noted that discussions continue regarding future expansion orders with an expectation that this year the roll out will be to 22 branches.

Mark Folmer, CPP, PSP, FSyI, President of RAD added, “Nice wins like expansion order this take the amount of time that they take, but it’s worth the wait and the effort. This order could help convince a few other banks in the RAD sales pipeline to share in the enthusiasm this client has for ROSA.”

According to a study published by Pinkerton, there are approximately 400,000 ATMs in the U.S. Although these machines offer convenience, they also introduce an elevated level of vulnerability for bank customers, thereby presenting an additional dimension of risk that financial institutions must consider. Notably, incidents of ATM-related crimes in the U.S. surged by a staggering 600% between 2019 and 2020. The prevalent forms of these crimes encompass physical assaults on the ATMs themselves, the illicit installation of card skimming devices to pilfer customer data, and personal assaults occurring at the ATM locations.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz